Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2014 Fourth Quarter, Year-End Results

Record Revenues for the Quarter and the Year

Mountain View, CA. – March 5, 2015 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter and year ended January 3, 2015.

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Revenues were $11.8 million in the fourth quarter of 2014, a record for the Company and up 11% from $10.6 million in the 2013 fourth quarter. Revenues for 2014 were $42.8 million, also a record, up 12% from $38.3 million in 2013.

•	Gross margin for the 2014 fourth quarter was 50.1%, up from 48.6% in the fourth quarter of the prior year.

•	Operating income in the 2014 fourth quarter was $1.0 million, up 77% compared with operating income of $0.6 million in the 2013 fourth quarter.

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Net income for 2014 was $10.0 million, or $0.97 per diluted share. This includes a $1.0 million non-cash other expense for the adjustment of the Company’s earn-out liability and an $8.8 million non-cash credit for the release of the Company’s deferred tax valuation allowance. Net income for 2013 was $2.2 million, or $0.22 per diluted share. See below for more details.

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Guidance: The Company expects to achieve revenue of $48 million to $51 million for the full year 2015. Although we will continue to assess the impact to our business of the recent strong currency adjustments on a global basis.  For the 2015 first quarter, we anticipate revenue of $10.8 million to $11.2 million, gross margin is anticipated to come in between 49% and 51%, and operating expenses are expected to be $5.0 million to $5.2 million.

President and CEO Will Moore said, “The strong top line results at year end indicate an evolving global recognition of MicroPulse® lasers as a key solution to providing value based medicine - a clinically durable and cost-effective tool for preventing vision loss." Moore continued, "Tenders from developing nations for both MicroPulse and continuous wave lasers were drivers internationally and that activity is expected to continue into 2015 – a year in which our new glaucoma initiatives and technologies will be rolled out in a controlled manner and will begin to make an impact on growth toward the back end of the year.”

“Last week I attended the American Glaucoma Society’s annual meeting and am very excited by the reception from doctors of our new Cyclo G6TM Glaucoma Laser Platform. Early indications are that the doctors grasp the safety profile of MicroPulse and welcome the potential of a new early treatment regimen when they see that patient compliance with meds is likely to become an issue.   This is the first step towards widespread adoption. We anticipate that the Cyclo G6 laser platform will ultimately support a variety of intuitive single use probes to treat multiple stages of Glaucoma and has the potential to significantly alter the revenue growth profile of the Company.”

Recent Business Highlights

•	IRIDEX debuts Cyclo G6 Glaucoma Laser Platform and Presents New Clinical Data at the American Glaucoma Society’s Annual Meeting

•	IRIDEX Receives FDA Clearance for Cyclo G6 Glaucoma Laser Platform for the Treatment of Multiple Stages of Glaucoma.

Share Repurchase Program

During the 2014 fourth quarter, the Company continued to execute its share repurchase program.  For the full year 2014, we repurchased approximately 562,000 shares at an average price of $8.29 per share and we have approximately $0.9 million available under the current program for future investments.

Adjustment of contingent liability

We continue to generate revenues from our RetinaLabs acquisition, and anticipate generating revenues from our Ocunetics transaction. Both of these deals were structured with an earn-out component. Because our expectations of the future revenues to be generated from these deals has increased, we now anticipate increasing our payments under the earn-out conditions. We have increased the contingent liability on the balance sheet by $1.0 million with a resulting fourth quarter charge to interest and other expense of $1.0 million. This is a non-cash item.

Release of deferred tax valuation allowance

We have a deferred tax asset on our balance sheet, primarily as a result of net operating losses that we have been carrying forward. The deferred tax asset has historically been recorded at net $0 on the balance sheet because we have also been carrying a valuation allowance for the full amount of the deferred tax asset. Based on the continued strong performance of the Company, notably 3 years of profitability and 9 consecutive profitable quarters management believes that it is more likely than not that the Company will realize the deferred tax asset. This has resulted in us booking a credit to the income tax expense for $8.8 million, and recognizing a current deferred tax asset of $1.6 million and a long term deferred tax asset of $7.2 million on the balance sheet. This is a non-cash item.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, March 5, 2015, at 5:00 pm Eastern Time.  Interested parties may access the live conference call by dialing (877) 407-0784 (US) or (201) 689-8560 (International) and requesting the IRIDEX 2014 Fourth Quarter Results Conference Call, or by visiting the Company’s website at www.iridex.com.  A telephone replay will be available beginning on Thursday, March 5, 2015 through Thursday, March 12, 2015 by dialing (877) 870-5176 (US) or (858) 384-5517 (International) and entering Replay Pin # 13600459.  In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning its preliminary and anticipated revenues, the impact of future changes in currency exchange rates, future demand and order levels for the Company’s products, the markets in which the Company operates, trends in treatment and product adoption and usage, product plans and future product releases, the Company’s guidance concerning fiscal 2015 first quarter and annual financial results, including anticipated ranges of revenue, gross margin, operating expenses and gross margin rates, the Company’s share repurchase program, and the Company’s strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Jim Mackaness	Matt Clawson
Chief Financial Officer	Pure Communications
& Chief Operating Officer	949-370-8500
650-940-4700	matt@purecommunicationsinc.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2015	2013	2015	2013

Total revenues	$ 11,778	$ 10,598	$ 42,814	$ 38,273
Cost of revenues	5,877	5,448	21,409	19,686
Gross profit	5,901	5,150	21,405	18,587

Operating expenses:
Research and development	1,033	881	4,629	3,684
Sales and marketing	2,371	2,380	8,155	7,720
General and administrative	1,513	1,333	6,034	5,023
Proceeds from demutualization of insurance carrier	-	-	-	(473)
Total operating expenses	4,917	4,594	18,818	15,954

Income from operations	984	556	2,587	2,633
Other expense, net	955	171	1,255	371
Income from operations before (benefit from) provision for income taxes	29	385	1,332	2,262
(Benefit from) provision for income taxes	(8,735)	(27)	(8,706)	31
Net income	$ 8,764	$ 412	$ 10,038	$ 2,231

Net income per share:
Basic	$0.89	$0.04	$1.01	$0.24
Diluted	$0.86	$0.04	$0.97	$0.22

Weighted average shares used in computing net income per share:
Basic	9,815	9,848	9,892	9,245
Diluted	10,235	10,431	10,357	10,104

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	January 3,	December 28,
	2015	2013
Assets
Current assets:
Cash and cash equivalents	$ 13,303	$ 13,444
Accounts receivable, net	8,337	7,345
Inventories	9,119	10,605
Prepaids and other current assets	510	576
Deferred income taxes – current	1,625	-
Total current assets	32,894	31,970
Property and equipment, net	735	543
Intangible assets, net	284	328
Goodwill	533	533
Deferred income taxes – long term	7,151	-
Other long-term assets	221	303
Total assets	$ 41,818	$ 33,677

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,758	$ 2,278
Accrued compensation	1,863	1,891
Accrued expenses	1,770	1,592
Accrued warranty	469	468
Deferred revenue	1,179	1,133
Total current liabilities	7,039	7,362

Long-term liabilities:
Other long-term liabilities	1,043	461
Total liabilities	8,082	7,823

Stockholders' equity:
Common stock	108	104
Additional paid-in capital	38,511	40,671
Accumulated deficit	(4,883)	(14,921)
Total stockholders' equity	33,736	25,854
Total liabilities and stockholders' equity	$ 41,818	$ 33,677